UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2006

Idenix Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49839	45-0478605
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street, Cambridge, MA, 02139
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 995-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 . Entry into a Material Definitive Agreement
Item 9.01 . Financial Statements and Exhibits
SIGNATURE
Ex-10.1 Employment Letter - John F. Weidenbruch
Ex-10.2 Letter Agreement - Andrea J. Corcoran
Ex-10.3 Letter Agreement - Guy Macdonald

Item 1.01 . Entry into a Material Definitive Agreement
(1) Engagement of John F. Weidenbruch
     On September 1, 2006, the board of directors of Idenix Pharmaceuticals, Inc. (“we,” “us,” “our” or “Idenix ”) appointed and elected John F. Weidenbruch, as our Executive Vice President, General Counsel and Secretary. The terms of Mr. Weidenbruch’s employment are set forth in a letter agreement dated August 18, 2006 (the “Employment Letter”).
     Pursuant to the Employment Letter, Mr. Weidenbruch is entitled to receive an annual base salary in the amount of $300,000, which amount will be annually reviewed for increase, but not decrease, at the discretion of our board of directors. Mr. Weidenbruch is also entitled to receive an annual cash performance bonus in a target amount equal to 35% of his base salary if, in the discretion of our board of directors, annually established performance criteria are satisfied. The actual bonus may range from zero to 200% of the target amount. Mr. Weidenbruch’s bonus will be prorated for the remainder of 2006.
     On September 5, 2006, Mr. Weidenbruch was granted options to purchase 75,000 shares of Idenix common stock pursuant to the Idenix Pharmaceuticals, Inc. 2005 stock incentive plan. The stock options have an exercise per share equal to $10.25 per share, representing the average of the opening and closing price of our common stock on the date of grant, as reported by The NASDAQ National Market. The options will vest ratably over a 48 month period beginning on September 30, 2006. The Employment Letter further provides that Mr. Weidenbruch is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by our board of directors, to be awarded annually options to purchase 30,000 shares of Idenix common stock on terms and conditions similar to the option awarded on September 5, 2006.
     Pursuant to the Employment Letter, Mr. Weidenbruch is entitled to receive, no later than September 30, 2006, a cash sign-on bonus in the amount of $250,000. The sign-on bonus is repayable, in whole or in part, to Idenix by Mr. Weidenbruch if he voluntarily terminates his employment with us or we terminate his employment for cause, in either case, prior to September 1, 2008. In connection with his relocation to the Cambridge, Massachusetts area, Idenix will reimburse Mr. Weidenbruch for expenses he incurs, including such amounts as are required to gross up for tax purposes the reimbursed relocation expenses.
     Mr. Weidenbruch’s employment is terminable by either Idenix or Mr. Weidenbruch at any time. Under the terms of the Employment Letter, if Mr. Weidenbruch’s employment is terminated by Idenix without cause or by Mr. Weidenbruch for good cause, subject to his execution of a release agreement, all of his options to purchase Idenix common stock will immediately vest in full, and he will be entitled to receive: (i) a lump sum payment equal to his annual base salary and the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health, dental and life insurance benefits for one year.
     The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.
(2) Resignation of Andrea J. Corcoran
     Additionally, on September 1, 2006, Idenix entered into a letter agreement with Andrea J. Corcoran (the “Letter Agreement”) pursuant to which Ms. Corcoran resigned as an executive officer of Idenix. Under the terms of the Letter Agreement, Idenix will continue to employ Ms. Corcoran in a non executive officer capacity as a Senior Advisor. Upon termination of Ms. Corcoran’s employment for any reason except for cause by Idenix, subject to her execution of a release agreement, Ms. Corcoran will be entitled to receive the benefits provided upon occurrence of a covered termination, as such term is defined in the employment agreement dated May 8, 2003 between Idenix and Ms. Corcoran. Such benefits include: (i) a lump sum payment equal to her annual base salary and the greater of her target bonus for the year in which the covered termination occurs or the actual bonus paid in the year immediately preceding the covered termination; and (ii) continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination. The Letter Agreement further provides that the terms of the employment agreement, except as modified with respect to the occurrence of a covered termination, shall continue in full force and effect.
     The foregoing description of the Letter Agreement is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.2.
(3) Amendment of Employment Agreement with Guy Macdonald, Executive Vice President, Operations
     On September 1, 2006, Idenix also entered into a letter agreement (the “Macdonald Letter Agreement”) amending the employment agreement between Idenix and Mr. Macdonald dated July 28, 2003. Pursuant to the Macdonald Letter Agreement, Idenix and Mr. Macdonald agreed to extend the first employment renewal term from a one (1) year period to a three (3) year period. As a result, the current employment term, which began on September 2, 2006 and is the first employment renewal period, will expire on September 1, 2009, subject to automatic successive one year renewal periods thereafter.
     The foregoing description of the amendment to the employment agreement is qualified in its entirety by the text of the Macdonald Letter Agreement which is filed herewith as Exhibit 10.3.
Item 9.01 . Financial Statements and Exhibits
(c)	Exhibits
10.1	Employment Letter, dated August 18, 2006, by and between Idenix Pharmaceuticals, Inc. and John F. Weidenbruch

10.2	Letter Agreement, dated September 1, 2006, by and between Idenix Pharmaceuticals, Inc. and Andrea J. Corcoran

10.3	Letter Agreement, dated September 1, 2006, by and between Idenix Pharmaceuticals, Inc. and Guy Macdonald

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
September 8, 2006	By:	/s/ David A. Arkowitz
David A. Arkowitz
Chief Financial Officer and Treasurer